Exhibit 5

[Letterhead of Drinker Biddle & Reath LLP]

September 16, 2005

Kulicke and Soffa Industries, Inc.

2101 Blair Mill Road

Willow Grove, PA 19090

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offering of up to 215,000 shares of the Company’s common stock, without par value (the “Shares”), that were contributed by the Company to the Company’s Defined Non-Contributory Pension Plan (the “Plan”) to fund the Company’s obligations under the Plan and are to be sold on behalf of the Plan by Reliance Trust Company, as trustee of the Plan.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the articles of incorporation and bylaws of the Company, each as amended to date, the Plan, resolutions adopted by the Company’s Board of Directors and such other agreements, instruments, documents and records relating to the Company and the issuance of the Shares as we have deemed appropriate. In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Company, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company.

As to various questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We have assumed that the Shares were contributed by the Company to the Plan in accordance with the terms thereof. We express no opinion concerning the laws of any jurisdiction other than the law of the Commonwealth of Pennsylvania, and we express no opinion on the “blue sky” or securities law of any jurisdiction other than the federal law of the United States of America.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares when sold by the trustee on behalf of the Plan pursuant to the Registration Statement will be legally issued, fully paid and non-assessable by the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP
DRINKER BIDDLE & REATH LLP